UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 14a-12

ISC8 INC.
(Name of Registrant as Specified In Its Charter)
_________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISC8 INC.
840 Avenue F, Suites 104 & 105
Plano, Texas 75074
(714) 549-8211

May 4, 2013
Dear Stockholders of ISC8 Inc.:

    You are cordially invited to participate in the 2013 Annual Meeting of Stockholders of ISC8 Inc., which will be held on June 4, 2013, at 1:00 p.m. Pacific Time, virtually, via webcast. Details of the business to be conducted at the 2013 Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In order for us to have an efficient Annual Meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

    To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/ISCI2013. You will not be able to attend the Annual Meeting in person.

    Please refer to the accompanying Proxy Statement for detailed information on each of the proposals and the Annual Meeting.  Your vote is important, and we strongly urge you to cast your vote. We encourage you to vote promptly, even if you plan on participating in the Annual Meeting via live webcast.

Sincerely, /s/ Bill Joll
Bill Joll Chief Executive Officer, President and Director

ISC8 INC.
 840 Avenue F, Suites 104 & 105
Plano, Texas 75074
(714) 549-8211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of ISC8 Inc.:

    Notice is hereby given that the 2013 Annual Meeting of Stockholders (“Annual Meeting”) of ISC8 Inc., a Delaware corporation, will be held on Tuesday, June 4, 2013, at 1:00 p.m. (Pacific time) for the following purposes:

1.	To elect seven directors to our Board, each to serve until the next annual meeting of stockholders or until his respective successor is elected and qualified;

2.	To conduct an advisory vote to approve the compensation paid to our named executive officers;

3.	To conduct an advisory vote to indicate how frequently stockholders believe we should conduct an advisory vote on the compensation of our named executive officers;
4.	To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent auditors for the fiscal year ending September 29, 2013; and

5.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

    The Annual Meeting will be a completely virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/ISCI2013. You will not be able to attend the Annual Meeting in person.

    Our Board of Directors has fixed the close of business on April 15, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Our proxy materials were first sent or given on May 4, 2013, to all stockholders as of the record date.

    Whether or not you expect to attend the Annual Meeting via live webcast, please vote as soon as possible to ensure your vote is counted at the meeting. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. You may also vote your shares during the Annual Meeting. Please review the instructions on each of your voting options described in this Proxy Statement.

    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended September 30, 2012, are available to view and download at http://www.isc8.com/investors/regulatory-filings.html.

    ISC8’s Board unanimously recommends that you vote “FOR” each of the nominees in Annual Meeting Proposal No. 1, "FOR" Proposals No. 2 and 4, and “EVERY THREE YEARS” for Proposal No. 3, all of which are described in detail in the accompanying Proxy Statement.

By Order of the Board,
/s/ Bill Joll
Bill Joll
Chief Executive Officer, President and Director
Costa Mesa, California
May 4, 2013

ISC8 INC.
 840 Avenue F, Suites 104 & 105
Plano, Texas 75074
(714) 549-8211

PROXY STATEMENT

    The enclosed proxy is solicited on behalf of the Board of ISC8 Inc., a Delaware corporation (the “Company”), for use at the 2013 Annual Meeting of Stockholders to be held on June 4, 2013 at 1:00 p.m. Pacific Time, virtually, via webcast. These proxy solicitation materials were mailed on or about May 4, 2013, to all stockholders entitled to vote at our Annual Meeting.

Participating in the Annual Meeting

    We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the meeting in person.  A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder may listen to the Annual Meeting and participate live via webcast at www.virtualshareholdermeeting.com/ISCI2013. The webcast will begin at 1:00 p.m. Pacific Time on June 4, 2013.

•	Stockholders may vote and submit questions during the Annual Meeting via live webcast.

•
To enter the meeting, please have your 12-digit control number, which is available on your proxy card. If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting.

•	Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ISCI2013.

Voting Rights and Outstanding Shares

    The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement.  On April 15, 2013, the Record Date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, we had outstanding 165,531,781 shares of our Common Stock.  Additionally, on the Record Date we had outstanding 866 shares of our Series B Convertible Preferred Stock (“Series B Preferred”).   However, only the holders of Common Stock, and not the holders of the Series B Preferred, are entitled to notice of and to vote at the Annual Meeting.  Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such stockholder on April 15, 2013.  As of the Record Date, the outstanding shares represented 165,531,781 votes, all attributable to Common Stock.

    Under our Certificate of Incorporation (“Certificate of Incorporation”), cumulative voting is permitted in the election of directors. Cumulative voting is a system of voting whereby each stockholder receives a number of votes equal to the number of shares of common stock that the stockholder holds as of the record date multiplied by the number of directors to be elected. Thus, for example, if you held 100 shares as of the record date, you would be entitled to cast 700 votes (100, the number of shares held, multiplied by seven, the number of directors to be elected) for the election of directors. Cumulative voting can be used only for the election of directors and is not permitted for voting on any other proposal.

Voting Shares Registered in Your Name

    If you are a stockholder of record, you may vote in one of four ways:

●	Vote via the Internet following the instructions included with your proxy card;

●	Vote by telephone following the instructions included with your proxy card;

●	Mail, complete, sign, date and return your proxy card; or

●	Vote during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/ISCI2013.

    Votes submitted via the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on June 3, 2013. Proxy cards submitted by mail must be received no later than June 3, 2013, to be voted at the Annual Meeting. Submitting your proxy via the Internet or by telephone will not affect your right to vote during the Annual Meeting.

Abstentions and Broker Non-Votes

    All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and votes withheld are treated as being present at the Annual Meeting for purposes of establishing a quorum and are treated as shares entitled to vote at the Annual Meeting with respect to such matter and, as such, may have the same effect as a vote against certain proposals.

    Brokers who hold shares of our Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non routine,” including, among other things, the election of directors, without specific instructions from the beneficial owner.

    A broker nonvote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If your broker or other nominee holds your shares of the our Common Stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this Proxy Statement. Broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker nonvotes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which a broker has expressly not voted.

Required Vote for Approval

    Proposal No. 1: Election of Directors. A plurality of the affirmative “FOR” votes cast is required for the election of directors (i.e., the seven (7) nominees receiving the greatest number of votes will be elected). Abstentions and broker non-votes will have no effect on the outcome of the election of the directors.

    Proposal No. 2. Advisory Vote to Approve Executive Compensation. The advisory vote is not binding on us, our board of directors, or management. The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote is necessary for approval of our executive compensation. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the Proposal.  Accordingly, an abstention will have the effect of a vote against this Proposal. Broker “non-votes” will have no effect on the outcome of this Proposal.

    Proposal No. 3: Advisory Vote to Approve the Frequency of Advisory Votes on Executive Compensation. The advisory vote to approve the frequency of the advisory votes on executive compensation is not binding on us, our board of directors, or management. A stockholder may vote to set the frequency of the “Say-on-Pay” vote to occur “EVERY YEAR”, “EVERY TWO YEARS, “EVERY THREE YEARS”, or the stockholder may vote to “ABSTAIN”. The choice among those four choices that receives the highest number of votes will be deemed the choice of the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

    Proposal No. 4: Ratification of Appointment of Auditors: The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote is necessary to approve this proposal. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the Proposal.  Accordingly, an abstention will have the effect of a vote against this Proposal. A broker or other nominee will generally have discretionary authority to vote on this Proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal. However, any broker non-votes received will have no effect on the outcome of this Proposal.

Proxies

    If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted (i) FOR each of the nominees for the election of the directors, as proposed by our Board, unless the authority to vote for the election of such directors is withheld; (ii) FOR the advisory vote to approve executive compensation; (iii) to hold advisory votes on executive compensation EVERY THREE YEARS; (iv) FOR ratification of the appointment of the independent auditors for fiscal year 2013; and (v) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Revocability of Proxies

    If you are a stockholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting. You may revoke your proxy in any one of three ways:

•
You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method);

•	You may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the Annual Meeting; or

•	You may participate in the Annual Meeting live via the Internet and vote again.

    Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

    If you are a beneficial owner holding shares in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee following the instructions they provided.

Solicitation

    We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail and telephone.

Deadline for Receipt of Stockholder Proposals

    Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our Bylaws. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in the proxy statement for our 2014 Annual Meeting of Stockholders. These stockholder proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), must be received by us no later than January 4, 2014, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. All stockholder proposals must be in compliance with applicable laws and regulations and our Bylaws in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders. Stockholders also are advised to review our Bylaws, which contain additional procedural and substantive requirements, including requirements with respect to advance notice of stockholder proposals (other than non-binding proposals presented under Rule 14a-8) and director nominations. The deadline under our current Bylaws for submitting such stockholder proposals or a nomination for a director that is to be included in the proxy solicitation materials is also January 4, 2013. Stockholder proposals should be addressed to our Corporate Secretary at our principal executive offices located at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626.

    In addition, the proxy solicited by the Board for the 2014 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 20, 2014, which is 45 calendar days prior to the anniversary date of the mailing of this Proxy Statement. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

    We have not been notified by any stockholder of such stockholder’s intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holder discretionary authority to vote on any matter properly brought before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 4, 2013:

    This notice, the attached proxy statement, and our 2012 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended September 30, 2012, are available at http://www.isc8.com/investors/regulatory-filings.html. These documents are also available by calling our toll-free number (800)-468-4612 or by contacting Investor Relations by email at investorrelations@isc8.com or ir@isc8.com.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

    Seven directors are to be elected to the Board, and each director to be so elected will hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our Bylaws provide that the Board consist of not less than six nor more than eleven directors, with the exact number fixed at seven until changed. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the nominees below are elected, the Board will consist of seven persons, and there will be no vacancies on the Board.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of our seven nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to serve, and management has no reason to believe that any nominee will be unable to serve as a director. However, in the event any of our nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by a majority of the independent directors or by the Nominating and Corporate Governance Committee of the Board to fill the vacancy. In the event that additional persons are nominated for election as directors, or unless otherwise instructed, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Accordingly, we seek discretionary authority to cumulate votes.

    On the recommendation of our Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and approved the nomination of the following individuals whose names, ages and positions as of May 3, 2013 and biographical information, are set forth below:

Name	Age	Director Since	Position
Seth Hamot (3)	51	2010	Chairman of the Board
Bill Joll	56	2010	Chief Executive Officer, President and Director
Marc Dumont (1)	70	1994	Director
Jack Johnson (1)	66	2008	Director
Thomas M. Kelly (2)	71	2000	Director
Chester P. White (2)	48	2010	Director
Robert L. Wilson (2)	59	2011	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

    Seth W. Hamot became a director and Chairman of the Board in December 2010. Mr. Hamot has served as the President and the Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) since 1997 and was the owner of its corporate predecessor, Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P. (“Costa Brava”), an investment fund, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Costa Brava made a significant investment in our securities in December 2010. Mr. Hamot is also President of Roark, Rearden & Hamot LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot has served as a director (since February 2009) and Chairman of the Board (since February 2010) of Spy, Inc., a multibranded designer, developer, manufacturer and distributor of premium eyewear that utilizes high-quality optical lens technology. Mr. Hamot previously served as a director and Chairman of the Board of TechTeam Global Inc., a global provider of outsourced information technology (“IT”) and business processing services, from February 2009 to December 2010, when TechTeam was sold to Stefanini IT Solutions. He also served as a director (since October 2006) and nonexecutive chairman of the board (since May 2007) of Bradley Pharmaceuticals, Inc., a specialty pharmaceutical company, until its merger with Phase Merger Sub Inc. in February 2008. Mr. Hamot also served as director of CCA Industries, Inc., a manufacturer of health aids, from July 2007 until December 2009. Mr. Hamot has a degree in Economics from Princeton University.

    The Nominating and Corporate Governance Committee believes that Mr. Hamot’s qualifications to serve on our Board include his extensive business, investment and public company board experience as well as financial and corporate contacts.

    Bill Joll became a director and our Chief Executive Officer and President in December 2010. From October 2009 to June 2010, Mr. Joll was President of Velocitude, a mobile web services platform, until its acquisition by Akamai Technologies, Inc., a provider of cloudbased services for Web and mobile content and applications. From June 2010 through December 2010, Mr. Joll was involved with the integration of Velocitude into Akamai. From July 2008 through September 2009, Mr. Joll was an independent management consultant. From May 2006 through June 2008, Mr. Joll served as the President and Chief Executive Officer of On2 Technologies, a company focused on advanced video compression. From May 2005 to February 2006, Mr. Joll served as Vice President of Marketing for RealNetworks, a company focused on management and sharing of digital media. From October 2002 to May 2005, Mr. Joll was President and Chief Executive Officer of Threshold Networks, a company focused on enterprise application management. Mr. Joll holds BSEE and MScEE degrees from the University of Manitoba.

    The Nominating and Corporate Governance Committee believes that Mr. Joll’s qualifications to serve on our Board include his senior management experience with a number of technologybased enterprises, as well as his technical expertise related to our future markets of interest.

    Marc Dumont has been a director since April 1994. Mr. Dumont has been a director of Finterbank Zurich since 1990 and Chairman of Sanderling Ventures, Ltd., a European affiliate of a U.S. venture capital firm, since 1996. In those roles and as an independent consultant, he consults and advises international clients in Europe and Asia, as well as the United States on business and financial transactions. Additionally, Mr. Dumont owns and operates the Chateau de Messey Wineries, Meursault, France, vineyards and wineries. From January 1981 to March 1995, Mr. Dumont was President of PSA International S.A., the international treasury management company owned by PSA Peugeot Citroen, an automotive company. Mr. Dumont is a graduate of the University of Louvain, Belgium with degrees in Electrical Engineering and Applied Economics and holds an MBA degree from the University of Chicago.

    The Nominating and Corporate Governance Committee believes that Mr. Dumont’s qualifications to serve on our Board include his financial experience and his historical understanding of our business.

    Jack Johnson has been a director since July 2008. He has been an independent management consultant since March 2007. Prior to that time, Mr. Johnson served in various executive and managerial capacities with Iteris, Inc., a designer and manufacturer of intelligent vision systems, and its former parent, Odetics, Inc. Mr. Johnson was President, Chief Executive Officer and a director of Iteris from October 2004, when Iteris merged with Odetics, until March 2007. From December 1999 to October 2004, Mr. Johnson served as President, Chief Executive Officer and a director of Iteris, when it was a majority owned subsidiary of Odetics. Previous positions included General Manager of the ITS division of Odetics, Vice President and General Manager of Odetics’ Omutec division, Director of Contracts for the Space division of Odetics, the Controller of Infodetics, a former subsidiary of Odetics, and Controller of Odetics. Prior to joining Odetics, Mr. Johnson served as a certified public accountant with Peat Marwick Mitchell. Mr. Johnson has a Bachelors degree in Accounting from Northern Illinois University.

    The Nominating and Corporate Governance Committee believes that Mr. Johnson’s qualifications to serve on our Board include his experience as both a senior executive and director of high technology companies, as well as his accounting background.

    Thomas M. Kelly has been a director since October 2000. Dr. Kelly was also a director of our former subsidiary, Silicon Film, from its organization in August 1998 until October 2001. From 1968 until his retirement in early 1998, Dr. Kelly held various positions with Eastman Kodak Company, a photographic products and services company. Immediately prior to his retirement, he served as a Director of Kodak’s Digital Products Center, and General Manager of Digital Camera Products. Dr. Kelly holds a Ph.D. in Physics from Wayne State University and a B.S. degree in Physics from LeMoyne College.

    The Nominating and Corporate Governance Committee believes that Dr. Kelly’s qualifications to serve on our Board include his technology and management experience with Eastman Kodak Company and his historical understanding of our business.

    Chester P. White became a director in December 2010. He is the Managing Partner of Griffin Partners, LLC and The Griffin Fund (“Griffin”), which he founded in April 2008. Mr. White served as a Managing Director of Technology Investment Banking at MCF & Company, an investment banking firm, from October 2002 to March 2008. Prior to this period, Mr. White held a number of executive positions with various investment banking firms, culminating with a position as Senior Vice President of Emerging Technology Equity Research at Wells Fargo Investment. In his career, Mr. White has focused on investing in and advising small capitalization technology companies and identifying and directing institutional capital towards many emerging technology investments. Mr. White received a B.S. degree in Finance from the University of Maryland and an MBA degree from the University of Southern California.

    The Nominating and Corporate Governance Committee believes that Mr. White’s qualifications to serve on our Board include his extensive emerging technology advisory and investment experience, and strong financial background.

    Robert L. Wilson became a director in June 2011. Mr. Wilson is a limited partner of The Griffin Fund. From December 2010 to June 2011, Mr. Wilson was Vice President and General Manager of Converged Experiences for Motorola Mobility, Inc., a mobile devices and services unit of Motorola, Inc. that split into a separate publicly traded company in January 2011. From July 2007 to December 2010, Mr. Wilson was Vice President and General Manager of Video Infrastructure Solutions, Broadband Home Solutions for Motorola, Inc., a supplier of complete video infrastructure solutions to cable, satellite, telecommunications and programmer service providers. From April 2004 until its acquisition by Motorola in June 2007, he served as Chairman and CEO of Modulus Video Inc., a provider of video encoding systems. From May 1997 to March 2004, Mr. Wilson was President of Broadcast Video Solutions for Pinnacle Systems Inc., a global video solutions company. Mr. Wilson holds a Bachelor of Science degree in Economics from the Wharton School, University of Pennsylvania.

    The Nominating and Corporate Governance Committee believes that Mr. Wilson’s qualifications to serve on our Board include his senior executive experience with technology based companies, including those for which cyber security is an emerging requirement.

    There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or nominee during the past ten years.

Term of Office

    Directors and officers are elected on an annual basis. The term of each director’s service expires at our next annual meeting of stockholders, or at such time as his or her successor is duly elected and qualified or upon his or her earlier death, resignation or removal. Officers serve at the discretion of the Board.

No Family Relationships

    There are no family relationships between any of our director nominees, executive officers or other key personnel and any other of our director nominees, executive officers or other key personnel.

CORPORATE GOVERNANCE, BOARD COMPOSITION AND BOARD COMMITTEES

Board

    Independence.   Although our Common Stock is no longer listed on a national securities exchange, we have elected to retain the NASDAQ listing standards to determine director independence. Four of our seven directors are considered “independent”, as such term is defined under NASDAQ listing standards and under the rules established by the Securities and Exchange Commission (the “SEC”). They are Messrs. Dumont, Johnson, Kelly and Wilson.

   Board Meetings. During the fiscal year ended September 30, 2012 (“Fiscal 2012”), the Board held five meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director attended or participated in 75% or more of (i) the total number of meetings of the Board during his term of service and (ii) the total number of meetings held during his term of service by all committees of the Board on which such director served during Fiscal 2012. We also encourage all members of the Board to attend our annual meeting of stockholders each year. All current directors who were serving on the Board in Fiscal 2012 attended our 2012 Annual Meeting of Stockholders, except for Mr. Wilson who was appointed to the Board subsequent to the 2012 Annual Meeting of Stockholders.

   Board Structure.  The Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interest of the Company and its stockholders to make that determination based on the position and direction of the Company and the membership of the Board, from time to time. In December 2010, the Board elected to separate the roles. As such, Mr. Hamot, an outside director, currently serves as our Chairman of the Board. Mr. Joll currently serves as our principal executive officer and as a director.

   Board Risk Oversight. Our Board administers its oversight function through both regular and special meetings and by frequent telephonic updates with our senior management. A key element of these reviews is gathering and assessing information relating to risks of our business. All business is exposed to risks, including unanticipated or undesired events or outcomes that could impact an enterprise’s strategic objectives, organizational performance and stockholder value. A fundamental part of risk management is not only understanding such risks that are specific to our business, but also understanding what steps management is taking to manage those risks and what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk.

    While our Board has the ultimate oversight responsibility for our risk management process, various committees of our Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and the assessments of risks reflected in audit reports. Legal and regulatory compliance risks are also reviewed by our Audit Committee. Risks related to our compensation programs are reviewed by the Compensation Committee. Our Board is advised by the committees of significant risks and management’s response via periodic updates.

Committees of the Board

   Committee Charters. The Board has adopted and approved a written charter for each of its Audit Committee, its Compensation Committee and its Nomination and Corporate Governance Committee. A copy of each charter is posted on our web site at http://www.isc8.com/investors/regulatory-filings.html.  The inclusion of our web site address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement any information on (or accessible through) our web site.

   Audit Committee.  The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, preapproval of any non-audit services to be performed by and all fees to be paid to our independent auditors, the performance of our accountants, our accounting practices and internal accounting controls. The Audit Committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related person transactions are reviewed and approved by the Audit Committee. During the year ended September 30, 2012, the Audit Committee consisted of three directors, Mr. Johnson, who has served as its Chairman since his election to the Board in July 2008, Mr. Dumont and Mr. Scollins.  Mr. Scollins resigned from the Audit Committee on December 4, 2012. The Audit Committee met four times during Fiscal 2012.

    The Board has determined that Messrs. Dumont and Johnson are independent as defined under the NASDAQ listing standards and under the rules established by the SEC. Each member of the Audit Committee can read and has an understanding of fundamental financial statements. Mr. Johnson, the Audit Committee’s Chairman, has been designated by the Board as the Audit Committee’s financial expert as that term is described in Item 407(d)(5) of Regulation S-K. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and the current rules and regulations of the SEC.

   Compensation Committee. This Committee reviews and approves our general compensation policies, makes recommendations to the Board as to the salaries of our officers and executive bonuses and makes or recommends to the Board the award of stock options and restricted stock grants to employees, officers and directors. During the year ended September 30, 2012, the Compensation Committee consisted of three directors, Mr. White, who serves as its Chairman, Dr. Kelly and Mr. Wilson. The Compensation Committee met four times during Fiscal 2012. The Board has determined that Dr. Kelly and Mr. Wilson are independent as defined under the NASDAQ listing standards and under the rules established by the SEC. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and the current rules and regulations of the SEC.

   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and reviews potential directors and makes recommendations to the Board for management nominees for election to the Board at each annual meeting of stockholders and candidates to fill any vacancies on the Board. All director nominees are either selected or recommended for the Board’s selection by this Committee. This Committee also reviews and recommends our policies and procedures regarding corporate ethics and other corporate governance matters. During the year ended September 30, 2012, the Nominating and Corporate Governance Committee consisted of Mr. Hamot, who serves as its Chairman and Mr. Scollins. The Nominating and Corporate Governance Committee did not meet during Fiscal 2012. We believe that the members of our Nominating and Corporate Governance Committee are independent as defined under the NASDAQ listing standards.  Mr. Scollins resigned from the Nominating and Corporate Governance Committee on December 4, 2012.

    Code of Ethics and Business Conduct

    We have adopted a code of ethics and conduct that applies to all of our employees including our principal executive officer, our principal financial and accounting officer, and all members of our finance department performing similar functions. The full text of our code of ethics and conduct is posted on our web site at http://www.isc8.com/investors/regulatory-filings.html.  We intend to disclose future amendments to certain provisions of our code of ethics and conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above.

    Upon request, we will provide without charge to any person who so requests, a copy of our code of ethics and conduct. Requests for such copies should be submitted to the Corporate Secretary, at ISC8, 840 Avenue F, Suites 104 & 105, Plano, Texas 75074  or by telephone at (714) 5498211.

Required Vote and Recommendation

    Directors are elected by a plurality of the votes present in person or by proxy at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of ISC8.

    The Board recommends that the stockholders vote “FOR” the election of each of the nominees listed above.

    Costa Brava, Griffin and the ESBP, who collectively owned an aggregate of approximately 99,316,165 shares of our Common Stock as of the Record Date, have entered into a Voting Agreement in connection with the December 2010 Financing described later in this Proxy Statement, pursuant to which the ESBP, Costa Brava and Griffin have agreed to vote FOR the election of Messrs. Hamot, White and Wilson.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

General

    We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), which added Section 14A to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal No. 3.

    Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals, and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

    The “Executive Compensation” section of this Proxy Statement describes in detail our executive compensation programs and the decisions made by Management and the Compensation Committee with respect to the fiscal years ended September 30, 2012 (“Fiscal 2012”) and September 30, 2011 (“Fiscal 2011”). As we describe in later sections of the Proxy Statement, our executive compensation program incorporates a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals will help drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

    As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor the advisory vote included in Proposal No. 3 overrules any decision by the Company or the Board (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board (or any committee thereof). However, management and the Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING ADVISORY RESOLUTION:

    RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the disclosure under "Executive Compensation", the compensation tables and accompanying narrative disclosure, and any related material disclosed in this Proxy Statement, is hereby approved.

Vote Required and Recommendation

    On this non-binding matter, the affirmative vote of at least a majority of the votes cast at the Annual Meeting is required to approve this Proposal No. 2.

    The Board recommends that stockholders vote “FOR” the advisory resolution above, approving of the compensation paid to the Company’s named executive officers.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

General

    In Proposal No. 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal No. 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

    The Board will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years as required by the Dodd-Frank Act.

    After careful consideration, the Board believes that an executive compensation advisory vote should be held every three years, and therefore our Board recommends that you vote for a frequency of every THREE YEARS for future executive compensation advisory votes. The proxy card provides stockholders with the opportunity to choose among four options (holding the vote once every year, every two years or every three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

Vote Required and Recommendation

    On this non-binding matter, a stockholder may vote to set the frequency of the "say on pay" vote to occur every year, every two years, or every three years, or the stockholder may vote to abstain. The choice among those four choices that receives the highest number of votes will be deemed the choice of the stockholders.

The Board recommends that you vote to hold advisory votes on executive compensation “EVERY THREE YEARS”.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF
SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP TO SERVE AS OUR
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

    Upon recommendation of the Audit Committee of the Board, the Board appointed Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) as our independent registered public accounting firm for the current fiscal year and hereby recommends that the stockholders ratify such appointment.

    Stockholder ratification of the appointment of Squar Milner as our independent auditors is not required by our Bylaws or otherwise. However, we are submitting the appointment of Squar Miler to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board may reconsider its selection. Even if the selection is ratified, the Audit Committee of the Board, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders or required by law.

    A representative of Squar Milner is expected to be present at the Annual Meeting or available by telephone, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit and Other Fees

    Audit Fees:   Squar Milner billed us an aggregate of $297,000 for professional services rendered for the audit of our financial statements for Fiscal 2012 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods of Fiscal 2012. Squar Milner billed us an aggregate of $165,500 for professional services rendered for the audit of our financial statements for and Fiscal 2011, and for the review of the financial statements included in Quarterly Reports on Form 10-Q for the quarterly periods of Fiscal 2011.

    Audit Related Fees:  Squar Milner billed us $76,800 and $22,500 for audit related fees in Fiscal 2012 and Fiscal 2011, respectively.

    Tax Fees:  During Fiscal 2012 and Fiscal 2011, Squar Milner billed us an aggregate of $6,925 and $12,500 for professional services rendered in the preparation of our Fiscal 2012 and Fiscal 2011 tax returns, respectively.

    All Other Fees:  We did not engage Squar Milner to provide any other services for either Fiscal 2012 or Fiscal 2011.  Except for the fees for services described under Audit Fees and Tax Fees above, we did not pay Squar Milner any other fees or engage Squar Milner for any other services during Fiscal 2012 and Fiscal 2011.

Required Vote and Recommendation

    The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is being sought for ratification of the appointment of Squar Milner as our independent auditors for the fiscal year ending September 29, 2013.

    The Board recommends the stockholders vote “FOR” the ratification of the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP to serve as our independent auditors for the fiscal year ending September 29, 2013.

EXECUTIVE OFFICERS

    The Company’s executive officers are appointed by the Board on an annual basis and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s current executive officers.

    Bill Joll, age 56 became a director and our Chief Executive Officer and President in December 2010. From October 2009 to June 2010, Mr. Joll was President of Velocitude, a mobile web services platform, until its acquisition by Akamai Technologies, Inc., a provider of cloudbased services for Web and mobile content and applications. From June 2010 through December 2010, Mr. Joll was involved with the integration of Velocitude into Akamai. From July 2008 through September 2009, Mr. Joll was an independent management consultant. From May 2006 through June 2008, Mr. Joll served as the President and Chief Executive Officer of On2 Technologies, a company focused on advanced video compression. From May 2005 to February 2006, Mr. Joll served as Vice President of Marketing for RealNetworks, a company focused on management and sharing of digital media. From October 2002 to May 2005, Mr. Joll was President and Chief Executive Officer of Threshold Networks, a company focused on enterprise application management. Mr. Joll holds BSEE and MScEE degrees from the University of Manitoba.

    John Vong, age 39, was appointed our Chief Financial Officer on April 3, 2013.  Prior to joining the Company, Mr. Vong served as the corporate controller for Spectrum Group International, Inc., a publicly traded company, from 2010 to 2013. Prior to Spectrum Group International, Inc., Mr. Vong was the Vice President of Finance for Clean Energy Fuels Corp. and the corporate controller for Fuel Systems Solutions, Inc., both publicly traded companies. Mr. Vong holds a B.S. in Business Administration from the University of California, Riverside, and a M.B.A from the University of California, Irvine. Mr. Vong is also a California Certified Public Accountant.

    John Carson, age 74, is one of our cofounders and was a director from April 1982 through May 2002 and again from March 2003 to March 2013. He became Chairman of the Board in August 2008 and resigned that position in December 2010, becoming our Vice Chairman of the Board and Chief Strategist at that time. Mr. Carson served as our Chief Executive Officer from April 2005 until December 2010, our President from May 2002 until December 2010, our Chief Operating Officer from October 2001 through June 2006 and, prior to October 2001, as a Senior Vice President from April 1982 through May 2002. He was our Chief Technical Officer from February 1997 through February 2004. Mr. Carson has been awarded 15 patents for smart sensors, 3D packaging and signal processing architectures, including neural networks. Mr. Carson holds a B.S. degree in Philosophy and Physics from the Massachusetts Institute of Technology. Mr. Carson resigned from his position as Vice Chairman of the Board on March 8, 2013.

    There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past ten years.

EXECUTIVE COMPENSATION

Forward-Looking Statements

    The following narrative of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included in this Proxy Statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. The following narrative includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “ estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. We assume no obligation to update the forward-looking statements or such risk factors.

Summary of Fiscal 2012 and Fiscal 2011 Executive Compensation

    The following table sets forth information concerning the compensation paid to the Company’s Chief Executive Officer, and the Company’s two most highly compensated executive officers other than its Chief Executive Officer, who were serving as executive officers as of September 30, 2012 and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”):

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Bill Joll	2012	303,461	—	—	—	—	—	25,772	329,233
Chief Executive Officer and Director(1)	2011	225,000	50,000	—	411,565	—	—	28,562	715,127
John C. Carson	2012	302,500	683	—	—	—	—	26,954	330,137
Former Vice Chairman and Chief Strategist(4)(5)	2011	303,683	—	—	90,040	—	—	31,034	424,757
Dan Regalado	2012	180,696	—	—	—	—	—	18,056	198,752
Former Chief Financial Officer, Senior Vice President of Finance and Treasurer (6)	2011	13,154	—	—	4,471	—	—	—	17,625

(1)	Mr. Joll became our principal executive officer in December 2010.
(2)
Nonqualified Deferred Compensation in our plan is derived from a market-based security, our Common Stock, and as such, does not contribute above-market earnings to the accounts of the named individuals.

(3)	Amounts in this column include the value of shares contributed to the named individual’s account in the Employee Stock Bonus Plan. See “Employee Stock Bonus Plan”.
(4)
Mr. Carson also served as the Chief Executive Officer and President of the Company until the completion of the December 2010 financing, as described below in Item 13, “Certain Relationships and Related Person Transactions”.

(5)	Mr. Carson resigned from the Company on March 8, 2013.
(6)	Mr. Regalado resigned from his positions with the Company after the end of the year ended September 30, 2012, on December 4, 2012.

Narrative Discussion of Philosophy and Principal Elements of Executive Compensation

    The primary goal of the executive compensation program is to provide meaningful incentives that motivate our executive officers to achieve revenue growth, profitability and deliver stockholder value. To achieve these goals, the Compensation Committee has designed the executive compensation program to (i) pay for performance; and (ii) deliver rewards in ways that encourage executive officers to think and act in both the near-term and long-term interests of our stockholders.

    A summary of the primary elements of our executive compensation program, further discussed below, are as follows:

Near-term compensation, paid in cash

Element	Purpose	Strategy	Terms
Base Salary	Basic, least variable form of compensation.	Pay at market median or above in order to attract qualified talent.	Paid bi-weekly.
Discretionary Performance Bonus	To motivate executive officers and reward them according to our relative and absolute performance, and the executive officer’s individual performance.
Bonus is set to bring total cash compensation (base salary and bonus) to an appropriate level.

The appropriate level for total cash compensation is determined primarily on our annual performance, based on certain operating results.  These factors have been chosen to reflect our near-term financial performance as well as our progress in building long-term stockholder value.
Determined annually by the Compensation Committee and paid in cash or a combination of cash and equity.

Long-term compensation, awarded in equity

Element	Purpose	Strategy	Terms
Non-qualified or Incentive Stock Options and Restricted Stock Units	Alignment with stockholders; long-term focus; retention, particularly with respect to restricted stock units.	We grant a combination of non-qualified stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executive officers.	The terms and conditions of stock options and restricted stock units are discussed throughout this Proxy Statement.

    Total Compensation.    Before finalizing the compensation of the executive officers, the Compensation Committee reviews all elements of compensation. The information includes total cash compensation (salary and projected bonus) and the grant date fair value of equity compensation. This review enables the Compensation Committee to determine how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity of the executive officers. In assessing the information, the Compensation Committee does not target a specific level of total compensation or use a formula to allocate compensation among the various elements. Instead, it uses its judgment in assessing whether the total is consistent with the objectives of the executive compensation program. Based on this review, the Compensation Committee determines the appropriate level of executive compensation.

    Base Salary.    Our Compensation Committee reviews all Named Executive Officer base salaries annually. Each of our Named Executive Officers undergoes an annual performance review with our Chief Executive Officer, and during that review develops an individual performance plan for the upcoming year. In reviewing past performance, the Chief Executive Officer and the Named Executive Officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the Chief Executive Officer and the Named Executive Officer will typically consider not only corporate objectives, but also the Named Executive Officer’s short- and long-term career objectives.

    Following this review for Fiscal 2012 and Fiscal 2011, there were no adjustments to the base salaries of the Named Executive Officers. In addition, the base salaries for Messrs. Joll, Carson, and Regalado were governed by the terms of their employment agreements.

    Discretionary Bonus.    The Compensation Committee has the discretion under extraordinary circumstances to award bonuses to Named Executive Officers based, in part, upon the recommendation of the Chief Executive Officer. The Chief Executive Officer did not recommend any discretionary bonuses to Named Executive Officers and none were awarded for Fiscal 2012 or Fiscal 2011.

    Annual Incentive Awards Plan.    During Fiscal 2012 and Fiscal 2011, the Compensation Committee awarded 2012 and 2011 incentive compensation for executive officers based on its assessment of 2012 and 2011 performance and to more closely align executive compensation with our annual operating plan as measured by financial results. The Compensation Committee determines incentive targets for each Named Executive Officer after considering the recommendation of our Chief Executive Officer. Annual incentive plan awards are designed to reward personal contributions to our success. The thresholds for executive officers to earn incentive awards for Fiscal 2012 and Fiscal 2011 were set at attaining target revenues or sales orders of the respective business unit for which the Named Executive Officer was responsible and, for the Chief Executive Officer and Chief Financial Officer, at attaining specified financing targets for the Company. Achievement of the threshold award level was to result in 100% of the target incentive award associated with each metric for each Named Executive Officer, with incentive awards increasing linearly as achievement exceeded threshold levels up to 150% of the target incentive awards being earned at 150% achievement of performance targets. For exceptional achievement above 150% of target, incentive awards were to be based on specified metrics for each Named Executive Officer and were to be paid in stock.

    For exceptional achievement in Fiscal 2012 and Fiscal 2011, performance-measured incentive award targets for Named Executive Officers were established, with payments to be made through a combination of stock awards and cash. Since both potential stock and cash awards for Fiscal 2012 and Fiscal 2011 were based on performance measurements within a twelve-month period, any such awards would not be considered long-term incentive awards as discussed below, even though a portion of such stock awards may not have become fully vested upon grant.

    No Named Executive Officer was paid an incentive award for Fiscal 2012 or Fiscal 2011. Mr. Joll waived potential incentive awards for Fiscal 2012 and Fiscal 2011. Additionally, Mr. Joll received his 2010 sign-on bonus of $50,000 in Fiscal 2011.

    Long-Term Equity-Based Incentive Awards.    The goal of our long-term, equity-based incentive awards is to serve as a long-term staff retention vehicle by aligning the interests of executive officers with stockholders and providing each executive officer with a significant incentive to manage our business from the perspective of an owner with an equity stake. The Compensation Committee administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s corporate position, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance and his or her potential for future responsibility and promotion. Our Chief Executive Officer historically has made recommendations to our Board and Compensation Committee regarding the amount of stock, stock options and other compensation to grant to our other Named Executive Officers based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not make any determinations as to when grants are made of stock or stock options. We do not require a minimum stock ownership by our executive officers.

    We presently have our 2006 Omnibus Incentive Plan (the “2006 Plan”), approved by stockholders in June 2006, our 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) and our 2011 Omnibus Incentive Plan (the “2011 Plan”), approved by stockholders in March 2011, in effect to implement long-term equity-based incentive awards.  Under the 2006 Plan and the 2011 Plan, we have the ability to grant different forms of equity compensation, including stock options (including both incentive and non-qualified stock options), stock appreciation rights, non-vested stock and non-vested stock units, performance awards and other stock grants. Under the 2010 Plan, we may only grant non-incentive stock options to eligible officers, directors and employees, consultants and advisors who qualify as “accredited investors” within the meaning of Rule 501 under the Securities Act of 1933, as amended.  In Fiscal 2012 and Fiscal 2011, the maximum permissible number of option grants were made to various officers and directors under the 2010 Plan, and no further grants may presently be made under that Plan. Of the various mechanisms available, we have historically focused on the use of stock options or grants of restricted stock as equity compensation for our employees, depending on our financial circumstances and then current employee perceptions as to the incentive value of such instruments. We believe both types of instruments can provide long-term incentives that are commensurate with total stockholder return and employee retention.

    Stock Options.  In Fiscal 2011, we made stock option grants to substantially all employees, including Named Executive Officers, in recognition of extraordinary demands placed upon our employees by our financial circumstances and a reorganization of our operations. For the year ended September 30, 2012, we made stock option grants primarily to new employees who joined the Company.  The compensation amounts shown for stock options in the Summary Compensation Table are calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R) (“ASC 718”) and represent the amount of compensation earned during Fiscal 2012 and Fiscal 2011 that is reflected in our financial statements. Actual compensation earned from stock options can be higher or lower than the compensation expense recognized for purposes of ASC 718.

    The stock options we granted in Fiscal 2011 to Messrs. Joll, Carson and Regalado amounted to options to purchase 16,000,000, 9,000,000 and 3,000,000 shares of our Common Stock, respectively, or an aggregate of approximately 19.6% of our presently outstanding Common Stock. Of these grants, options to purchase 5,000,000, and 4,000,000 shares of our Common Stock were granted to Messrs. Joll and Carson, respectively, on December 24, 2010, pursuant to action taken by our Board effective that date, under terms of our 2010 Plan. Material terms of the stock options granted to these Named Executive Officers on December 24, 2010 included: (a) exercise price of $0.09 per share, which was the fair market value of our Common Stock on the grant date; and (b) ten year term. Of the options granted to Mr. Joll on December 24, 2010, options to purchase 2,000,000 shares of our Common Stock were immediately vested, with the balance vesting in 36 equal monthly installments thereafter. Of the options granted to Mr. Carson on December 24, 2010, grants to purchase 2,000,000 shares of our Common Stock were to vest on the earlier of (the “Initial Vesting Date”): (a) July 10, 2012 or (b) the satisfaction or waiver of the compensation restrictions set forth in that certain Secured Promissory Note dated April 14, 2010 by and between us and Timothy Looney (the “Looney Note”), with the balance vesting in 24 equal monthly installments after the Initial Vesting Date. On December 14, 2011, the Looney Note was repaid in full, and the Initial Vesting Date of the options granted to Mr. Carson was set to be December 15, 2011.

    In addition, on March 10, 2011, options to purchase 10,000,000 shares of our Common Stock and 5,000,000 shares of our Common Stock were granted to Messrs. Joll and Carson, pursuant to action taken by our Compensation Committee effective that date. Material terms of the stock options granted to these Named Executive Officers on March 10, 2011 included: (a) exercise price of $0.15 per share, which was the fair market value of our Common Stock on the grant date; and (b) ten year term. Of the options granted to Mr. Joll on March 10, 2011, options to purchase 1,000,000 shares of our Common Stock were immediately vested, with the balance vesting in 36 equal monthly installments thereafter. Of the options granted to Mr. Carson on March 10, 2011, options to purchase 1,000,000 shares of our Common Stock were to vest on the Initial Vesting Date, which as discussed above, has now been set to December 15, 2011, with the balance vesting in 24 equal monthly installments thereafter. On June 15, 2011, an option grant was made to Mr. Joll, pursuant to action taken by our Compensation Committee effective that date, in final satisfaction of his employment agreement, of options to purchase 1,000,000 shares of our Common Stock, with material terms including: (a) exercise price of $0.11 per share, which was the fair market value of our Common Stock on the grant date; (b) ten year term; and (c) options to purchase 100,000 shares of our Common Stock vesting immediately, with the balance vesting in 36 equal monthly installments thereafter.

    Grants of stock or stock options provided to executive officers are typically granted pursuant to action by the Compensation Committee of our Board either by unanimous written consent or at a duly constituted meeting of the Compensation Committee in person on the same day as a regularly scheduled meeting of the Board, in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our Compensation Committee during the course of the year. Such a Compensation Committee meeting is usually scheduled well in advance, without regard to earnings or other major announcements by us. We intend to continue this practice of generally approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes. In accordance with our 2006 Plan, our 2010 Plan and our 2011 Plan, the exercise price of all stock options must be at least equal to or greater than the closing price of our Common Stock on the date of the stock option grants.

    Outstanding equity awards held by Named Executive Officers at Fiscal 2012 year-end, are shown in the following table:

Outstanding Equity Awards at Year Ended September 30, 2012

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Bill Joll	3,750,000	1,250,000	—	0.09	12/24/2020	—	—	—	—
Chief Executive Officer and President	475,000	525,000	—	0.11	6/15/2021	—	—	—	—
	5,500,000	4,500,000	—	0.15	3/10/2021	—	—	—	—

John C. Carson(1)	2,750,000	1,250,000	—	0.09	12/24/2020	—	—	—	—
Former Vice Chairman and Chief Strategist	2,500,000	2,500,000	—	0.15	3/10/2021	—	—	—	—
	40,000	—	—	0.16	12/24/2020	—	—	—	—
	60,000	—	—	13.00	3/5/2018	—	—	—	—
	3,500	—	—	26.40	9/20/2015	—	—	—	—
	1,500	—	—	36.20	3/20/14	—	—	—	—

Dan Regalado(2)	1,166,662	1,833,338	—	0.10	9/30/2021	—	—	—	—
Former Chief Financial Officer, Senior Vice President of Finance, and Treasurer	1,000,000	-2,000,000	—	0.095	9/30/2021	—	—	—	—

(1)	Mr. Carson resigned from the Company on March 8, 2013.
(2)	Mr. Regalado resigned from the Company on December 4, 2012.

    Non-Qualified Deferred Compensation Plan.    We maintain a deferred compensation plan (the “Non-Qualified Deferred Compensation Plan”), for certain key employees with long-term service with us, including three executive officers and other non-executive employees. This plan was established to recognize long-term service and to motivate such employees to continue their employment with us. Annual contributions are made at the discretion of our Board. All contributions under this plan are in the form of our Common Stock and are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. The Board has historically contributed 10,000 shares of Common Stock to the deferred compensation plan each fiscal year so long as such contribution does not exceed approximately $262,000 in value, but the Board did not make such a contribution for Fiscal 2012 or Fiscal 2011, and there is no assurance that this practice will be continued in the future. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditors’ claims. Shares in this plan are fully vested and may be distributed to each plan beneficiary when they retire or terminate from service with us. The valuation of the shares of Common Stock held by the Rabbi Trust for the benefit of Mr. Carson increased by $576 during Fiscal 2012 and decreased by $501 during Fiscal 2011.

    ISC8 Inc. 401(k) and Stock Bonus Plan.  Our employees participate in the ISC8 Inc. 401(k) and Stock Bonus Plan (the "ESBP" or our "Employee Stock Bonus Plan"), a tax-qualified retirement plan established in fiscal 1982 and funded annually with stock contributions to encourage employee retention and align employee interests with those of outside stockholders. Employees are enrolled in the ESBP as of the day following the date on which the employee completes at least one hour of work. In order to share in our contribution to the ESBP in any fiscal year of the ESBP (the "PlanYear"), an employee must have worked a minimum of 1,000 hours during the Plan Year, and be employed by us at the end of the Plan Year. To date, the ESBP has been funded only with previously unissued shares of our Common and Preferred Stock; thus, we have not contributed any cash to the ESBP. The ESBP’s assets are allocated annually to the participating employees’ accounts in the respective ratios that each participating employee’s compensation for that year bears to the total compensation of participating employees. An employee’s participation in the ESBP terminates on his retirement, disability or death, at which time the employee will receive that portion of his or her account that has vested. In the year ended September 30, 2012, an employee’s account vested at a rate of 20% per year and was 100% vested after five years of employment or upon attaining age 65, whichever comes first. Participants are allowed to diversify contributions made in shares of our Common Stock into other investment options after having attained three years of service. There are no special vesting rates for executives. All executive officers named in the Summary Compensation Table participate in the ESBP.

    During Fiscal 2012, we anticipated contributing 6,000,000 shares of Common Stock to the ESBP with an estimated value of $600,000.  The contribution was made in fiscal year 2013.  During Fiscal 2011, we contributed 2,673,796 shares of Common Stock to the ESBP valued at $750,000 as of the date of contribution. Historically, we have contributed approximately 10% of gross annual payroll to the ESBP, but there is no assurance that we will continue this practice in the future. The value of contributions to the accounts of the Named Executive Officers for Fiscal 2012 and Fiscal 2011 have been included in All Other Compensation in the Summary Compensation Table based on valuation at September 30, 2012 and October 2, 2011, the last dates of the respective fiscal years, the effective dates when allocations were made to participant accounts.

    Perquisites.    Our executives are entitled to the same perquisites as all employees and do not receive additional perquisites because they hold executive positions, except as described below. Our executive officers all participate in our ESBP, a tax-qualified retirement plan made available to all full-time employees. In addition, one of our executive officers, Mr. Carson, is a long-term employee who participates in the Non-Qualified Deferred Compensation Plan, but the Board did not authorize any contributions to this Plan in Fiscal 2012 or Fiscal 2011. Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.

Post-Employment Compensation

    We do not provide post-retirement health coverage for our executives or employees, except as may be specified in employment agreements. However, we have previously provided post-employment compensation payments to one retired executive and had the obligation to do so for one current executive upon his retirement until such executive voluntarily waived his entitlements to such future payments in September 2009. In addition, one of our executive officers participates in a non-qualified deferred compensation plan, as described above. Further, all full time employees, including our executives, are eligible to participate in our tax-qualified retirement plan.

    Executive Salary Continuation Program.    We adopted an Executive Salary Continuation Program (the “ESCP”) in 1996 to provide retirement benefits to certain executive officers, of which Mr. Carson is still employed by us and was eligible for benefits pursuant to the ESCP upon retirement until Mr. Carson voluntarily waived his entitlements for all benefits pursuant to the ESCP in September 2009. On December 26, 2007, the ESCP was amended and restated to comply with technical final implementation regulations of Section 409A of the Internal Revenue Code. The ESCP is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The ESCP pays out benefits upon retirement based upon a combination of the executive’s age and years of service with us. Upon retirement, ESCP participants are entitled to receive benefits for the remainder of their lifetime, however, neither a surviving spouse nor any other beneficiary of the participant is entitled to receive benefits upon the participant’s death, whether or not such occurs prior to commencing benefits or after benefits have been paid. The ESCP currently provides lifetime post-retirement deferred compensation to two of our retired executives aggregating $184,700 per annum. Based upon his age and years of service, Mr. Carson was also eligible for lifetime post-retirement deferred compensation upon his separation from service with us prior to his voluntary waiver of such entitlements in September 2009. No current employee has any retirement benefits under the ESCP.

Employment Contracts, Termination of Employment and Change-In-Control Agreements

    Employment Contracts.    We have employment contracts with our current Chief Executive Officer, Mr. Bill Joll, our current Chief Financial Officer, John Vong, and our two other highest paid Named Executive Officers as of September 30, 2012, Messrs. Carson and Regalado.

    Under the employment agreement with Mr. Joll (the “Joll Employment Agreement”), Mr. Joll receives an initial base salary of $300,000 per year and a bonus of $50,000 upon the effectiveness date of the Joll Employment Agreement, and will be eligible to receive discretionary bonuses from time to time targeted at 50% of base salary each year based on performance goals established from time to time by the Compensation Committee. The Joll Employment Agreement also provided that Mr. Joll would be granted (i) a ten year stock option to purchase 5,000,000 shares of Common Stock, of which 2,000,000 of the shares subject to such option would be immediately vested upon the grant date, and the balance of which would vest in 36 equal monthly installments thereafter; and (ii) within 60 days after our 2011 stockholder meeting, an additional ten year stock option to purchase that number of shares of Common Stock equal to the greater of (1) 10,000,000 shares or (2) five percent (5%) of the total of (A) the Common Stock then outstanding, (B) the Common Stock issuable upon conversion of all of our outstanding Preferred Stock and other convertible securities, and (C) the Common Stock issuable upon exercise of all options and warrants then outstanding, of which 1,000,000 of the shares subject to such option would be immediately vested upon the grant date, and the balance of which would vest in 36 equal monthly installments thereafter. As discussed above under Long-Term Equity-Based Incentive Awards, Mr. Joll has been awarded an option to purchase an aggregate of 16,000,000 shares of our Common Stock pursuant to the terms of the Joll Employment Agreement. The options described above will be subject to the terms of our equity incentive plan then in effect, except that such options will remain outstanding until the earlier of (i) five years following Mr. Joll’s termination without cause (as defined in the Joll Employment Agreement) or a termination upon Mr. Joll’s death or permanent disability, or (ii) the respective termination date of such option, provided that no further vesting will occur after the termination of Mr. Joll’s service (as defined in our equity incentive plan then in effect) with us. In the event Mr. Joll’s employment is terminated due to death, all stock options will become fully vested and a pro rated bonus will be paid to the extent we ultimately achieve any corporate goals or milestones for such payment. In the event Mr. Joll’s employment is terminated due to disability (as defined in the Joll Employment Agreement), all stock options will vest in full and be exercisable for five years following termination of employment, Mr. Joll will receive a continuation of base salary until Mr. Joll is eligible for short-term disability payments under our group disability policies, but not exceeding 90 days, and Mr. Joll will receive a pro rated bonus to the extent we ultimately achieve any corporate goals or milestones for such payment. In the event Mr. Joll’s employment is terminated without cause (as defined in the Joll Employment Agreement) or due to resignation for good reason (as defined in the Joll Employment Agreement), Mr. Joll will be entitled to receive: (1) salary continuation payments for 24 months; (2) a pro rated bonus to the extent we ultimately achieve any corporate goals or milestones for such payment; (3) full vesting of stock options and such stock options will be exercisable for five years following termination of employment; and (4) COBRA benefits on an after-tax basis for twelve months if Mr. Joll elects COBRA coverage. The term of the Joll Employment Agreement is the lesser of five years and the termination of Mr. Joll’s employment and the agreement will automatically renew for successive terms of two years unless certain prior notice is given.

    Under the employment agreement with Mr. Carson (the “Carson Employment Agreement”), Mr. Carson received an initial base salary of $300,000 per year and was eligible to receive discretionary bonuses from time to time targeted at 50% of base salary each year (subject to the compensation restrictions set forth in the Looney Note, as previously described under Stock Options, above) based on performance goals established from time to time by the Compensation Committee. The Carson Employment Agreement also provided that Mr. Carson would be granted (i) a ten year stock option to purchase 4,000,000 shares of Common Stock, of which 2,000,000 of the shares subject to such option will be vested upon the earlier of (the “Initial Vesting Date”) (A) July 10, 2012, or (B) the satisfaction or waiver of the compensation restrictions set forth in the Looney Note, and the balance of which will vest in 24 equal monthly installments after the Initial Vesting Date, subject to the terms of the 2010 Plan and related form of stock option agreement thereunder; and (ii) provided that stockholders approve an increase in our authorized capital stock and approve a new stock incentive plan (the “Qualified Plan”), an additional ten year stock option to purchase 5,000,000 shares of Common Stock, of which 1,000,000 of the shares subject to such option will be vested upon the earlier of (the “Top-Off Initial Vesting Date”) (i) July 10, 2012, or (ii) the satisfaction or waiver of the compensation restrictions set forth in the Looney Note, and the balance of which will vest in 24 equal monthly installments after the Top-Off Initial Vesting Date, subject to the terms of the our Qualified Plan and related form of stock option agreement thereunder including our standard retirement provisions under such plans. As discussed above under Long-Term Equity-Based Incentive Awards, Mr. Carson was awarded an aggregate of options to purchase 9,000,000 shares of our Common Stock pursuant to the terms of the Carson Employment Agreement, and both the Initial Vesting Date and Top-Off Initial Vesting Date were set to December 15, 2011. In the event Mr. Carson’s employment was terminated due to death, the stock options described above would have become fully vested and a pro rated bonus would be paid to the extent we ultimately achieved any corporate goals or milestones for such payment. In the event Mr. Carson’s employment was terminated due to disability (as defined in the Carson Employment Agreement), the stock options described above would have vested in accordance with the terms of the applicable stock option agreement, Mr. Carson would have received a continuation of base salary until Mr. Carson is eligible for short-term disability payments under our group disability policies, but not exceeding 90 days, and Mr. Carson would have received a pro rated bonus to the extent we ultimately achieved any corporate goals or milestones for such payment. In the event Mr. Carson’s employment was terminated without cause (as defined in the Carson Employment Agreement) or due to resignation for good reason (as defined in the Carson Employment Agreement), Mr. Carson would have been entitled to receive: (1) salary continuation payments for 24 months; (2) a pro rated bonus to the extent we ultimately achieve any corporate goals or milestones for such payment; (3) the right to retire in lieu of being terminated without cause; and (4) COBRA benefits on an after-tax basis for twelve months if Mr. Carson elected COBRA coverage. The term of the Carson Employment Agreement was the lesser of four years and the termination of Mr. Carson’s employment and the agreement would have automatically renewed for successive terms of two years unless certain prior notice is given.  Mr. Carson resigned from the Company on March 8, 2013.

    Under the Company's employment agreement with Mr. Regalado (the "Regalado Employment Agreement"), Mr. Regalado received an annualized base salary of $180,000 per year, which was payable in accordance with the Company’s standard payroll schedule, less all applicable payroll withholding and deductions.  Mr. Regalado was eligible for an aggregate discretionary bonus per year of up to 50% of his base salary for the 2012 fiscal year.  Mr. Regalado also received an option to purchase up to 3,000,000 shares of the Company’s Common Stock pursuant to the 2011 Plan. The grant date and option exercise price for these options were September 30, 2011 and $0.10, respectively.  The options vested over a three-year period in equal monthly installments until December 2012, when Mr. Regalado resigned.

    Pursuant to his employment agreement, Mr. Vong will receive, during the term of his employment, an annual base salary of $170,000 and will be eligible to earn a discretionary bonus per year of up to 50% of his base salary. The bonus formula and annual target bonus percentage will be established annually by the Company's Compensation Committee. Subject to the approval of the Compensation Committee, Mr. Vong will receive a stock option to purchase 1,750,000 shares of the Company's common stock pursuant to the Company's 2011 Omnibus Incentive Plan, which shares will vest monthly over a three year term. Mr. Vong will also be entitled to participate in such life insurance, disability, medical, dental, stock plans, retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of similarly situated employees or its employees generally. The Company intends to file a copy of Mr. Vong's employment agreement with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

    Termination of Employment, Change-in-Control.    We do not have any existing arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our Named Executive Officers, changes in their compensation or a change in control except as set forth in their respective employment agreements and as set forth below.

    Non-vested grants of stock options, restricted stock or other equity-related securities under our 2006 Plan, 2010 Plan and 2011 Plan and our prior option plans generally provide for accelerated vesting of such grants immediately prior to the effective date of a change in control, unless the obligations of the non-vested securities are assumed by the successor corporation or its parent, or the value of such non-vested securities are replaced by a cash incentive program of the successor corporation or its parent that provides for the realization of such value no later than the original vesting date of the replaced non-vested securities. Non-vested grants of stock options, restricted stock or other equity-related securities under our 2006 Plan, 2010 Plan and 2011 Plan also become fully vested in the event of Ordinary Retirement, which is defined to be retirement on or after the date at which the sum of the retiree’s age and number of years of employment with us exceeds eighty-five years for employees or, if the holder of the non-vested security is a non-employee director, when the number of years of service to us exceeds five years. Of our existing Named Executive Officers, only Mr. Carson met the criteria for Ordinary Retirement as of September 30, 2012. Of our current non-employee directors, Mr. Dumont and Dr. Kelly meet the criteria for Ordinary Retirement. The 2006 Plan and 2011 Plan also permit the Compensation Committee or the Board to make future non-vested grants of options or restricted stock to executive officers and directors that vest upon such executive officers’ and directors’ termination from service with us under other conditions.

    As discussed above, all of our full-time employees, including all of our Named Executive Officers, participate in the ESBP and are eligible for distribution of benefits thereunder upon their retirement. Mr. Carson is the only Named Executive Officer who is a participant in the Non-Qualified Deferred Compensation Plan and is thus eligible for distribution of benefits thereunder.

    As discussed above, all of our full-time employees during Fiscal 2012, including all of our Named Executive Officers, participate in the ESBP and are eligible for distribution of benefits thereunder upon their retirement. Mr. Carson is the only Named Executive Officer who is a participant in the Non-Qualified Deferred Compensation Plan and is thus eligible for distribution of benefits thereunder.

Principal Elements of Director Compensation

    Directors who are our employees are not separately compensated for their services as directors or as members of committees of the Board. Effective January 2011, directors who were not our employees or affiliates of Costa Brava Partnership III L.P., our largest stockholder and debt holder, received an annual retainer of $13,000, payable bi-weekly in $500 increments, $1,500 for each regularly-scheduled, in-person Board meeting attended, $750 for each telephonic Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. During calendar 2012, our directors could elect to have a portion of their cash compensation paid in shares of our Common Stock, issued and valued after our periodic report was filed for the fiscal period in which the compensation was earned. During Fiscal 2012 no directors made such election. The Board is currently reviewing compensation for directors and Committee members for fiscal year 2013. Any adjustments to director compensation will be approved by the Compensation Committee. Under our 2006 Plan and our 2011 Plan, the Compensation Committee may elect to make discretionary grants of non-qualified stock options or restricted stock to directors. All outstanding options held by directors have a term of ten years and an exercise price equal to the then-current market price of our Common Stock.

    Compensation of directors in Fiscal 2012 is presented in the following table. The value of stock and option awards is the expense recorded by us pursuant to ASC 718. We do not include a provision for forfeiture related to future service and vesting in that expense. The actual compensation realized from Common Stock awards can be higher or lower than the compensation expense recognized for purposes of ASC 718. Mr. Scollins served as a director in Fiscal 2012 until December 4, 2012, when he resigned to become the Interim Chief Financial Officer, replacing Mr. Regalado. Mr. Scollins subsequently resigned as the Company’s Interim Chief Financial Officer on March 22, 2013.

Director Compensation for the Year Ended September 30, 2012

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Seth Hamot	—	—	—	—	—	—	—
John C. Carson(1)	—	—	—	—	—	—	—
Bill Joll	—	—	—	—	—	—	—
Marc Dumont	22,000	—	—	—	—	—	22,000
Jack Johnson	22,000	—	—	—	—	—	22,000
Thomas M. Kelly	21,000	—	—	—	—	—	21,000
Edward J. Scollins (2)	—	—	—	—	—	—	—
Chester P. White	21,000	—	—	—	—	—	21,000
Robert L. Wilson	20,250	—	—	—	—	—	20,250

(1)	Mr. Carson resigned from the Company on March 8, 2013.

(2)	Mr. Scollins resigned from the Company’s Board on December 4, 2012, and from his subsequent position as the Company’s Interim Chief Financial Officer on March 22, 2013.

Impact of Accounting and Tax Treatment of Compensation

    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to the principal executive officer and to each of the three other most highly compensated officers (other than the principal financial officer) to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers during Fiscal 2012 did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers during Fiscal 2013 to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

    The following table provides information concerning beneficial ownership of our Common Stock as of May 1, 2013, by:

●	each stockholder, or group of affiliated stockholders, that we know beneficially owns more than 5% of our outstanding Common Stock;

●	each of our Named Executive Officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

    Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

 Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership

Name	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Beneficial Ownership	Percent of Beneficial Ownership(1)
Seth W. Hamot	55,039,569	(2)	—		55,039,569	38.7%
Chester P. White	20,606,133	(4)	—		20,606,133	14.5
John C. Carson(3)	7,893,309	(5)(6)(7)	12,819,682	(14)(15)(16)	20,712,991	14.5
Marc Dumont	778,843	(8)	—		778,843		*
Bill Joll	12,274,168	(9)	12,819,682	(14)(15)(16)	25,093,850	17.6
Jack Johnson	1,000,111	(10)	—		1,000,111		*
Thomas M. Kelly	812,831	(11)	—		812,831		*
Robert L. Wilson	62,500	(12)	—		62,500		*
All current directors and executive officers as a group (10 persons)	98,467,464	(13)	12,819,682	(14)(15)(16)	111,287,146	78.2%
5% Stockholders Not Listed Above:
Principal Trust Company, TTEE ISC8 Inc. 401(K) and Stock Bonus Plan	—		12,776,081	(15)	12,776,081	9.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)
Shares owned and percentages for Messrs. Carson and Joll and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of Common Stock held by our Employee Stock Bonus Plan and our Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Messrs. Carson and Joll are members, and by extension the group of all current directors and executive officers which includes Messrs. Carson and Joll, and are thereby deemed to each hold the voting or investment power of the shares of Common Stock held by those Plans.

(2)
Mr. Hamot is the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava Partnership III LP. The securities reported are directly owned by Costa Brava Partnership III LP, but may be deemed to be indirectly beneficially owned by Roark, Rearden & Hamot, LLC and Mr. Hamot. Mr. Hamot has sole voting control and investment power of these shares of Common Stock. While Mr. Hamot and Roark, Rearden & Hamot, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by Costa Brava Partnership III LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(3)	Mr. Carson resigned from the Company on March 8, 2013 and is no longer a director or executive officer of the Company.

(4)
Mr. White is the Managing Member of Griffin Partners LLC, which is the General Partner of The Griffin Fund LP. The securities reported are directly owned by The Griffin Fund LP, but may be deemed to be indirectly beneficially owned by Griffin Partners LLC, and Mr. White. Mr. White has sole voting control and investment power of these shares of Common Stock. While Mr. White and Griffin Partners, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by The Griffin Fund LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(5)
Includes 6,809,994 shares issuable upon exercise of Common Stock options exercisable within sixty days of May 1, 2013. Also includes amounts and percentages for the holdings of his wife, including amounts held as separate property.

(6)
Reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount in contemplation of retirement, subject to restrictions imposed by the Administrative Committee.

(7)
Reflects shares of Common Stock held by our Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement.

(8)	Includes 682,400 shares issuable upon exercise of Common Stock options exercisable within sixty days of May 1, 2013.

(9)	Includes 11,791,665 shares issuable upon exercise of Common Stock options exercisable within sixty days of May 1, 2013.

(10)	Includes 685,000 shares issuable upon exercise of Common Stock options exercisable within sixty days of May 1, 2013.

(11)	Includes 676,900 shares issuable upon exercise of Common Stock options exercisable within sixty days of May 1, 2013.

(12)	Includes 62,500 shares issuable upon exercise of Common Stock options exercisable within sixty days of May 1, 2013.

(13)
Includes 20,708,459 shares issuable upon exercise of Common Stock options exercisable within sixty days of May 1, 2013, which represents the sum of all such shares issuable upon exercise of options held by all executive officers and directors as a group.

(14)
The named individual is a member of the Administrative Committee and the Deferred Plan Administrative Committee, and has shared voting and investment power over the shares held by our Employee Stock Bonus Plan and Deferred Compensation Plan.

(15)
An Administrative Committee, comprised of Messrs. Carson and Joll during Fiscal 2012, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the ISC8 Inc. 401(k) and Stock Bonus Plan, the Employee Stock Bonus Plan, for the benefit of our employees. The Administrative Committee has voting and investment power over all securities held under such plan.

(16)
A Deferred Plan Administrative Committee, comprised of Messrs. Carson and Joll during Fiscal 2012, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by Irvine Sensors Corporation Deferred Compensation Plan, for the benefit of our key employees who are participants in such plan. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

    The following table provides information as of September 30, 2012 with respect to the shares of our Common Stock that may be issued under our 2006 Plan, our 2010 Plan and our 2011 Plan, which were our only existing equity compensation plans as of that date, and our prior equity compensation plans that were terminated in June 2006, except for obligations to issue shares pursuant to options previously granted. Effective September 30, 2012, an additional 1,250,000shares of our Common Stock automatically became issuable under our 2006 Plan pursuant to its terms.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	37,281,434	0.31	15,603,366	(4)
Equity Compensation Plans Not Approved by Stockholders(2)(3)	17,475,750	0.09	2,024,250
Total	54,757,184	0.40	17,627,616

(1)	Consists of the 2011 Plan, the 2006 Plan, the 2003 Stock Incentive Plan, and the 2001 Irvine Sensors Corporation Stock Option Plan.

(2)	Consists of the 2010 Plan and the 2001 Non-Qualified Stock Option Plan. Some of our directors and officers hold options issued under these plans.

(3)
We have also contributed 57,600 shares of our Common Stock to a Rabbi Trust to be held for the benefit of certain key employees pursuant to a non-qualified deferred compensation retirement plan. Contributions are determined at the discretion of our Board annually. Accordingly, such shares are not included in the number of securities issuable in column (a) or the weighted average price calculation in column (b), nor are potential future contributions included in column (c).

(4)
The number of shares of Common Stock reserved under our 2006 Plan will automatically be increased on the first day of each of our fiscal years beginning on September 28, 2009, in an amount equal to the lesser of (i) 1,250,000 shares or (ii) a number of shares equal to five percent (5%) of the number of shares outstanding on the last day of the preceding fiscal year. Accordingly, effective September 30, 2012, the number of securities remaining available for future issuance under equity compensation plans increased to an aggregate of 16,853,366hares.

Non-Stockholder Approved Plans

    As of September 30, 2012, we had options outstanding under two non-stockholder approved equity incentive plans, the 2001 Non-Qualified Stock Option Plan and the 2010 Plan (the “Supplemental Plans”). The 2001 Non-Qualified Stock Option Plan was terminated upon the approval of our 2006 Plan in June 2006, subject to the obligation to issue shares pursuant to options previously issued.

    Under the 2001 Non-Qualified Stock Option Plan, option grants were made to our employees (or employees of any parent or subsidiary corporation) who were neither officers nor Board members at the time of the option grant. Options under the 2001 Non-Qualified Stock Option Plan typically vested and become exercisable in a series of installments over the optionee’s period of service with us. Each option granted under the 2001 Non-Qualified Stock Option Plan has a maximum term set by the plan administrator (either the Board or a Board committee) at the time of grant, subject to earlier termination following the optionee’s cessation of employment or service. All options granted under the Supplemental Option Plans are non-statutory options under Federal tax law.

    As of September 30, 2012, options covering 1,250 shares of Common Stock were outstanding, no shares had been issued and there were no outstanding share right awards under the 2001 Non-Qualified Stock Option Plan. The 2001 Non-Qualified Stock Option Plan was terminated in June 2006. As a result of its termination, no further grants may be made under the 2001 Non-Qualified Stock Option Plan.

    In December 2010, our Board adopted the 2010 Plan under which our eligible officers, directors and employees, consultants and advisors who qualify as “accredited” within the meaning of Rule 501 under the Securities Act of 1933, as amended, may be granted non-incentive stock options. 18,500,000 shares of our Common Stock were reserved for issuance under the 2010 Plan. Effective as of the first day following the closing of the first tranche of our December 2010 financing, stock options for 18,500,000 shares under the 2010 Plan were granted by our Compensation Committee to certain of our officers and directors. No additional grants may presently be made under the 2010 Plan.

    In September 2002, we authorized a non-qualified deferred compensation retirement plan for key employees with service then in excess of twelve years. Contributions to this plan are determined at the discretion of our Board annually and made to a Rabbi Trust to be held for the benefit of certain key employees. We have contributed 78,000 shares of our Common Stock to the Rabbi Trust over the period June 2003 through September 30, 2012, of which amount 57,555 shares of our Common Stock have not been distributed to beneficiaries and remain in the Rabbi Trust at September 30, 2012. The plan is unfunded, and participants’ accounts represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditor claims. Shares in the plan may be distributed to each plan beneficiary when they retire from service with us. Of the plan beneficiaries at September 30, 2012,

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

    Other than the transactions described below, since the beginning of Fiscal 2011, there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, (a) to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and (b) in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than as described above under the heading Executive Compensation. Each of the transactions described below was reviewed and approved or ratified by our Board of Directors, and were on terms no less favorable to us than could have been obtained from unaffiliated third parties. In addition, it is anticipated that any future such transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties and that such transactions will be reviewed and approved by our Board of Directors.

December 2010 Financing

    On December 23, 2010, we entered into a Securities Purchase Agreement with Costa Brava and Griffin (the "December 2010 Financing"), pursuant to which we issued and sold to Costa Brava and Griffin 12% Subordinated Secured Convertible Notes due December 23, 2015 (the “Notes”) in the aggregate principal amount of $7,774,800 and an aggregate of 51,788,571 shares of our Common Stock for $3,625,199.90, or $0.07 per share, and agreed to issue and sell additional 12% Subordinated Secured Convertible Notes in subsequent transactions. As one of the conditions of entering into the December 2010 Financing, Seth W. Hamot, the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava, became a director and our Chairman of the Board. As an additional condition of entering into the December 2010 Financing, Chester P. White, the Managing Member of Griffin Partners LLC, which is the General Partner of Griffin, joined our Board.

    We also entered into a Stockholders Agreement on December 23, 2010 with Costa Brava and Griffin in connection with the December 2010 Financing. Pursuant to the Stockholders Agreement, subject to existing rights held by other parties, Costa Brava and Griffin have the right to participate in certain future issuances of securities by us on a pro rata basis with their initial investment. Traditional bank financings and stock issued in connection with strategic partnerships and investments, qualified public offerings, employee or director equity incentive plans and other customary transactions are excluded from this right of participation. Pursuant to the Stockholders Agreement, Costa Brava and Griffin also have customary demand and piggyback registration rights, and customary information and inspection rights. In connection with the December 2010 Financing, we also agreed, among other things, to: (i) appoint to the Board three directors designated by Costa Brava and two directors designated by Griffin, and reimburse them for costs and expenses for attending Board meetings; (ii) enter into indemnification agreements with the directors designated by Costa Brava and Griffin; (iii) provide that the directors designated by Costa Brava shall be entitled to have representation on all committees of the Board and shall make up all the members of the Nominating and Corporate Governance Committee; (iv) obtain and maintain a key man life insurance policy in the amount of $2,000,000 for Mr. Carson; and (v) use commercially reasonable efforts to comply with listing standards in order to regain our listing on the NASDAQ Stock Market or other national securities exchange.

Change in Control

    The December 2010 Financing resulted in a change in control of the Company. As a result of the December 2010 Financing, Costa Brava now beneficially owns 38.7% of our outstanding voting securities and Griffin now beneficially owns 14.5% of our voting securities.

Indemnification of Directors and Executive Officers

    In addition to the indemnification provisions contained in our Certificate of Incorporation and Bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require that we, among other things, indemnify the person against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

AUDIT COMMITTEE REPORT

    The members of the Fiscal 2012 Audit Committee of the Board have prepared and submitted this Audit Committee Report.

    The Audit Committee oversees ISC8’s financial reporting process on behalf of the Board. The management of ISC8 has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

    The Audit Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from our management and ISC8, and has received the written disclosures and the letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Throughout the year and prior to the performance of any such services, the Audit Committee also considered the compatibility of potential non-audit services with the independent registered public accounting firm’s independence.

    The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and reviews; their evaluations of our internal control, including internal control over financial reporting; significant deficiencies and material weaknesses identified during the course of the audit and management’s plan to remediate those control deficiencies; and the overall quality of our financial reporting.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and related schedules be included in the Annual Report on Form 10-K for the year ended September 30, 2012 that we filed with the SEC.

    The Audit Committee carries out its responsibilities pursuant to its written charter, which is posted on the Company’s web site at http://www.isc8.com under the About Us / Investors section.

    The Audit Committee held 4 meetings during Fiscal 2012. During Fiscal 2012, the Audit Committee was comprised solely of independent directors as defined by the listing standards of Rule 10A-3 of the Exchange Act.

The Fiscal 2012 Audit Committee:
Jack Johnson (Chairman)
Marc Dumont

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

    Based solely on a review of these forms, we believe that each of our executive officers, directors and holders of ten percent or more of our Common Stock timely filed all reports required to be filed pursuant to Section 16(a) of the Exchange Act during the year ended September 30, 2012.

    Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by us under those statutes, the Audit Committee Report, reference to the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees, and reference to the independence of the Audit Committee members and of other Board members are not “soliciting material” and are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those such prior filings or into any future filings made by us under those statutes.

ADDITIONAL INFORMATION

Stockholder Communications with the Board

    Our Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary at 840 Avenue F, Suites 104 & 105, Plano, Texas 75074. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary, with the assistance of our Assistant Secretary, will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be made available to any of our independent directors upon their request. There have been no material changes to these procedures during the last fiscal year.

Other Matters

    At the date of this Proxy Statement, the Company knows of no other matters, other than those described above that will be presented for consideration at the Annual Meeting. If any other business should come before the Annual Meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of the Company and the stockholders.

    The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 is being mailed to all stockholders of record as of the Record Date concurrently with the mailing of this Proxy Statement. The Annual Report on Form 10-K, which includes audited financial statements, does not form any part of the material for the solicitation of proxies.

    The Board invites you to participate in the Annual Meeting. Whether or not you expect to participate in the Annual Meeting, please sign, date and return the enclosed proxy card promptly in the enclosed envelope, so that your shares will be represented at the Annual Meeting.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

    By order of the Board,

    /s/ Bill Joll
    Bill Joll
    Chief Executive Officer, President and Director

ISC8 INC.

PROXY SOLICITED ON BEHALF OF THE BOARD

OF ISC8 INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

    The undersigned revokes all previous proxies and constitutes and appoints Bill Joll and John Vong, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Common Stock of ISC8 Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company which will be held on June 4, 2013, at 1:00 p.m. Pacific time, virtually, via telephonic and electronic means, and at any adjournment(s) or postponement(s) thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal No.1, FOR Proposals Nos. 2 and 4, and EVERY THREE YEARS for Proposal No. 3, which have been proposed by our Board, and in his or her discretion, upon other matters as may properly come before the Annual Meeting.

(continued and to be signed on reverse side)

Please Detach and Mail in the Envelope Provided
[X]	 Please mark your votes as indicated in this example.

1.	ELECTION OF DIRECTORS.
				FOR	WITHHELD
Nominees:
VOTE FOR all the nominees listed; except vote withheld from the following nominee(s) (if any):
		01	Seth Hamot _____	[ ]	[ ]
		02	Bill Joll _____	[ ]	[ ]
		03	Marc Dumont _____	[ ]	[ ]
		04	Jack Johnson _____	[ ]	[ ]
		05	Thomas M. Kelly _____	[ ]	[ ]
		06	Chester P. White _____	[ ]	[ ]
		07	Robert L. Wilson _____	[ ]	[ ]

NOTE: Stockholders may cumulate their votes for one or more directors. To cumulate votes, place the number of votes for a nominee on the line next to such nominee’s name. The total votes cast for one or more nominees may not be more than seven (7). If you wish to cumulate your votes, you MUST vote by using the proxy card, rather than voting by telephone or Internet.

				FOR	AGAINST	ABSTAIN
2.	AN ADVISORY VOTE REGARDING THE APPROVAL OF COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS			[ ]	[ ]	[ ]

			EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
3.	AN ADVISORY VOTE REGARDING THE FREQUENCY OF STOCKHOLDER APPROVAL OF COMPENSATION TO OUR NAMED EXECUTIVE OFFICERS.		[ ]	[ ]	[ ]	[ ]

4.	RATIFYING THE APPOINTMENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP, LLC AS ISC8’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2013			FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

IN HIS OR HER DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
[ ]		I WILL ATTEND THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Stockholder ___________________ Signature of Stockholder ____________________ IF HELD JOINTLY
Dated: ____________________________________
Note:  This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.